Exhibit 99.1

Armstrong World Industries Reports Second Quarter 2021 Results

Key Highlights

•	Net sales up 38% versus the prior-year quarter
•	Operating income up 26% versus the prior-year quarter
•	Adjusted EBITDA up 44% versus the prior-year quarter
•	Increased full-year 2021 sales and earnings guidance

LANCASTER, Pa., July 27, 2021 -- Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of commercial and residential ceiling, wall and suspension system solutions, today reported strong year-over-year sales and earnings growth for the second quarter 2021 as market conditions continued to rebound from the impact of COVID-19.

“Our strong second quarter results demonstrate a continued recovery in many of our key markets from COVID-19 challenges, as well as operational excellence and best-in-class service and distribution models that continue to distinguish Armstrong within the industry,” said Vic Grizzle, President and CEO of AWI. “While the recovery remains uneven and choppy, our actions and investments in support of our digital initiatives, Healthy Spaces products and Architectural Specialties portfolio have enhanced our growth potential. The momentum in our business fuels our confidence to increase our full-year 2021 guidance.”

Second Quarter Results from Continuing Operations

(Dollar amounts in millions except per-share data)	For the Three Months Ended June 30,
	2021	2020	Change
Net sales	$280.0	$203.2	37.8%
Operating income	$78.3	$62.4	25.5%
Earnings from continuing operations	$55.1	$49.5	11.3%
Diluted earnings per share	$1.14	$1.03	10.7%

Additional Non-GAAP* Measures
Adjusted EBITDA	$100	$69	44%
Adjusted net income	$56	$35	62%
Adjusted diluted earnings per share	$1.16	$0.72	61%
Adjusted free cash flow	$64	$63	1%

* The Company uses non-GAAP adjusted measures in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods and are useful alternative measures of performance. Reconciliations of the most comparable GAAP measure are found in the tables at the end of this press release. Non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest percent based on unrounded figures.

Consolidated net sales for the 2021 second quarter increased 37.8% from prior-year results, driven primarily by higher Mineral Fiber sales volumes, incremental sales from the acquisition of Turf, Moz and Arktura in 2020 (“2020 Acquisitions”) and favorable Average Unit Value (“AUV”). Volumes for both segments were driven higher by an increase in demand amid improving economic conditions and lesser COVID-19 impact when compared with the prior-year quarter.

Operating income increased 25.5% from second-quarter 2020 results, primarily driven by higher sales volumes in both the Mineral Fiber and Architectural Specialties segments, favorable AUV in the Mineral Fiber segment and an increase in WAVE equity earnings. The company also reported a $10 million reduction in the fair value contingent consideration related to Turf and Moz. These benefits were partially offset by higher SG&A costs attributable to the 2020 Acquisitions, a resumption in discretionary spending and variable compensation, both of which had been curtailed at the height of the COVID-19 pandemic in the prior year, and investments for future growth.

Second Quarter Segment Highlights

Mineral Fiber

(Dollar amounts in millions)	For the Three Months Ended June 30,
	2021	2020	Change
Net sales	$208.1	$157.9	31.8%
Operating income	$72.1	$45.6	58.1%
Adjusted EBITDA*	$90	$62	44%

Second-quarter 2021 Mineral Fiber net sales increased 32% due to higher sales volumes and a 10% increase in AUV. An increase in like-for-like pricing and improved sales mix driven by regional improvements in major metropolitan areas compared to the second quarter of 2020 contributed equally to the AUV increase.

Operating income increased sharply as expected in the second quarter primarily due to the positive impact of higher sales volume, favorable AUV and increased WAVE equity earnings, partially offset by higher SG&A expenses attributable to an increase in discretionary spending including variable compensation and investments in growth initiatives.

Architectural Specialties

(Dollar amounts in millions)	For the Three Months Ended June 30,
	2021	2020	Change
Net sales	$71.9	$45.3	58.7%
Operating income	$7.4	$4.3	72.1%
Adjusted EBITDA*	$10	$6	48%

Second-quarter 2021 net sales in Architectural Specialties increased 59% from prior-year results, driven by the 2020 Acquisitions and higher organic sales volumes due to the lessening impact from COVID-19 on economic activity compared to the prior year period.

Operating income increased in the second quarter due to the positive impact of higher sales volumes and a $10 million reduction in the fair value of contingent consideration related to Turf and Moz, which was partially offset by a $6 million increase in amortization expense and a $4 million increase in acquisition-related charges, both related to the 2020 Acquisitions.

Unallocated Corporate

Unallocated corporate operating loss was $1 million in the second quarter of 2021 compared to income of $13 million in the second quarter of 2020, driven by a $14 million gain reported in the prior-year period from the sale of the idled, legacy mineral fiber plant in China.

Market Outlook and 2021 Guidance

“We are increasingly confident about improving market conditions and expect to exit the year on a sales rate per day basis comparable to 2019,” said Brian MacNeal, AWI CFO. “As we monitor the impacts and evolution of the pandemic, we will remain vigilant in our management of inflationary pressures and continue to adjust our pricing accordingly. As a result of our team’s solid execution through the first half of the year, a robust project pipeline and additional clarity around the current marketplace, we are elevating our 2021 guidance. We now expect to grow net sales 16% to 18% and adjusted EBITDA 12% to 15% versus the prior year, as we continue to invest to capitalize on improving market conditions.”

Earnings Webcast

Management will host a live internet broadcast beginning at 10:00 a.m. ET today, to discuss second quarter 2021 results. This event will be broadcast live on the Company's website. To access the call and accompanying slide presentation, go to www.armstrongceilings.com and click Investors. The replay of this event will also be available on the Company's website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results, market conditions and guidance, the impacts of COVID-19 on our business, and in our other public documents and comments, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Form 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

COVID-19

The impact of the COVID-19 pandemic on our future consolidated results of operations remains uncertain. In 2020, we experienced a significant decrease in customer demand throughout our business during the second through fourth quarters due to COVID-19. Specifically, we noted delays in construction driven by temporary closures of non-essential businesses, with the most significant impacts in the major metropolitan areas impacted by COVID-19. In response to COVID-19, we temporarily reduced capital expenditures and discretionary spending including compensation, travel and marketing expenses in 2020. Customer demand continued to improve in the first half of

2021 but remained lower than pre-pandemic levels. We are closely monitoring COVID-19 variants and their potential impact to our business.

About Armstrong and Additional Information

Armstrong World Industries, Inc. (AWI) is a leader in the design and manufacture of innovative commercial and residential ceiling, wall and suspension system solutions in the Americas. With $937 million in revenue in 2020, AWI has approximately 2,800 employees and a manufacturing network of 15 facilities, plus six facilities dedicated to its WAVE joint venture.

More details on the Company’s performance can be found in its report on Form 10-Q for the quarter ended June 30, 2021 that the Company expects to file with the SEC today.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(Amounts in millions, except for per-share amounts, quarterly data is unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Net sales	$280.0	$203.2	$531.9	$451.9
Cost of goods sold	175.1	135.4	339.5	292.8
Gross profit	104.9	67.8	192.4	159.1
Selling, general and administrative expenses	60.0	33.0	114.2	67.8
Change in fair value of contingent consideration	(9.7)	-	(9.5)	-
(Gain) related to sale of fixed and intangible assets	-	(14.1)	-	(14.1)
Equity earnings from joint venture	(23.7)	(13.5)	(44.7)	(33.0)
Operating income	78.3	62.4	132.4	138.4
Interest expense	5.6	5.9	11.3	12.6
Other non-operating (income) expense, net	(1.6)	(4.4)	(2.9)	365.0
Earnings (loss) from continuing operations before income taxes	74.3	60.9	124.0	(239.2)
Income tax expense (benefit)	19.2	11.4	31.4	(66.1)
Earnings (loss) from continuing operations	55.1	49.5	92.6	(173.1)
Net gain (loss) from discontinued operations	-	0.8	(2.1)	(2.8)
Net earnings (loss)	$55.1	$50.3	$90.5	$(175.9)

Diluted earnings (loss) per share of common stock, continuing operations	$1.14	$1.03	$1.92	$(3.61)
Diluted earnings (loss) per share of common stock, discontinued operations	$-	$0.02	$(0.04)	$(0.06)

Net earnings (loss) per share of common stock	$1.14	$1.05	$1.88	$(3.67)
Average number of diluted common shares outstanding	48.1	48.0	48.1	47.9

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Amounts in millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net Sales
Mineral Fiber	$208.1	$157.9	$396.8	$355.6
Architectural Specialties	71.9	45.3	135.1	96.3
Total net sales	$280.0	$203.2	$531.9	$451.9

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Segment operating income (loss)
Mineral Fiber	$72.1	$45.6	$132.7	$115.6
Architectural Specialties	7.4	4.3	2.5	11.8
Unallocated Corporate	(1.2)	12.5	(2.8)	11.0
Total consolidated operating income	$78.3	$62.4	$132.4	$138.4

Selected Balance Sheet Information

(Amounts in millions)

	June 30, 2021	December 31, 2020
Assets
Current assets	$317.5	$311.8
Property, plant and equipment, net	527.6	529.9
Other noncurrent assets	871.6	876.8
Total assets	$1,716.7	$1,718.5
Liabilities and shareholders’ equity
Current liabilities	$177.6	$172.3
Noncurrent liabilities	1,040.8	1,095.3
Equity	498.3	450.9
Total liabilities and shareholders’ equity	$1,716.7	$1,718.5

Selected Cash Flow Information

(Amounts in millions)

(Unaudited)

	For the Six Months Ended June 30,
	2021	2020
Net earnings (loss)	$90.5	$(175.9)
Other adjustments to reconcile net earnings (loss) to net cash provided by operating activities	9.0	278.7
Changes in operating assets and liabilities, net	(17.6)	(24.1)
Net cash provided by operating activities	81.9	78.7
Net cash (used for) provided by investing activities	(6.8)	10.3
Net cash (used for) financing activities	(93.4)	(16.7)
Effect of exchange rate changes on cash and cash equivalents	0.4	(0.5)
Net (decrease) increase in cash and cash equivalents	(17.9)	71.8
Cash and cash equivalents at beginning of year	136.9	45.3
Cash and cash equivalents at end of period	$119.0	$117.1

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of certain discrete expenses and income including adjusted net sales, adjusted EBITDA, adjusted diluted earnings per share (EPS) and adjusted free cash flow.  Investors should not consider non-GAAP measures as a substitute for GAAP measures.  The Company excludes certain acquisition related expenses (i.e. – changes in the fair value of earnouts, deferred compensation accruals, impact of adjustments related to the fair value of inventory and deferred revenue) for recent acquisitions. The deferred compensation accruals are for cash and stock awards that will be recorded over the vesting period, as such payments are subject to the sellers’ and employees’ continued employment with the Company. The Company excludes all acquisition-related intangible amortization from adjusted earnings from continuing operations and in calculations of adjusted diluted earnings per share. Examples of other excluded items include plant closures, restructuring charges and related costs, impairments, separation costs, environmental site expenses and related insurance recoveries, endowment level charitable contributions, and certain other gains and losses. The Company also excludes income/expense from its U.S. Retirement Income Plan (“RIP”) in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded. For all periods presented, the Company was not required and did not make cash contributions to the RIP based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2021. Adjusted free cash flow is defined as cash from operating and investing activities, adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, legacy environmental matters and litigation. The Company believes adjusted free cash flow is useful because it provides insight into the amount of cash that the Company generates for discretionary uses, after expenditures for capital investments and adjustments for acquisitions and divestitures. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance.  The Company also uses adjusted EBITDA and adjusted free cash flow as factors in determining at-risk compensation for senior management. These non-GAAP measures may not be defined and calculated the same as similar measures used by other companies.  A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

In the following charts, numbers may not sum due to rounding. Non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest percent based on unrounded figures.

Consolidated Results from Continuing Operations – Adjusted EBITDA

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Earnings (Loss) from continuing operations, Reported	$55	$50	$93	$(173)
Add/(Less): Income tax expense (benefit), as reported	19	11	31	(66)
Earnings (Loss) before tax, Reported	$74	$61	$124	$(239)
Add: Interest/other income and expense, net	4	2	8	378
Operating Income, Reported	$78	$62	$132	$138
Add: RIP expense (1)	1	1	2	3
(Less): Acquisition-related impacts (2)	(6)	-	(2)	-
(Less)/Add: Net environmental expenses	-	-	-	1
(Less): Gain on sale of idled China plant facility	-	(14)	-	(14)
Operating Income, Adjusted	$74	$49	$133	$128
Add: Depreciation	16	15	31	29
Add: Amortization	10	5	21	9
Adjusted EBITDA	$100	$69	$185	$166

(1)	RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required to and did not make cash contributions to our RIP.
(2)

Represents the impact of acquisition-related adjustments for the fair value of acquired inventory and deferred revenue, changes in fair value of contingent consideration and deferred compensation and restricted stock expenses.

Mineral Fiber

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Operating Income, Reported	$72	$46	$133	$116
Add: Net environmental expenses	-	-	-	1
Operating Income, Adjusted	$72	$45	$133	$116
Add: D&A	18	17	35	33
Adjusted EBITDA	$90	$62	$168	$149

Architectural Specialties

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Operating Income, Reported	$7	$4	$3	$12
(Less): Acquisition-related impacts (1)	(6)	-	(2)	-
Operating Income, Adjusted	$2	$4	$0	$12
Add: D&A	8	2	16	4
Adjusted EBITDA	$10	$6	$16	$16
(1)

Represents the impact of acquisition-related adjustments for the fair value of acquired inventory and deferred revenue, changes in fair value of contingent consideration and deferred compensation and restricted stock expenses.

Unallocated Corporate

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Operating (Loss) Income, Reported	$(1)	$13	$(3)	$11
Add: RIP expense (1)	1	1	2	3
(Less): Gain on Sale of Idled China Plant Facility	-	(14)	-	(14)
Operating (Loss), Adjusted	-	-	-	-
Add: D&A	-	-	-	-
Adjusted EBITDA	$-	$-	$-	$-

(1)	RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

Adjusted Free Cash Flow

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Net cash provided by operations	$62	$53	$82	$79
Net cash provided by (used for) investing activities	2	-	(7)	10
Add: Payments related to sale of international, net	-	10	12	10
Add: Environmental payments, net	-	-	-	1
Adjusted Free Cash Flow	$64	$63	$87	$100

Consolidated Results from Continuing Operations – Adjusted Diluted Earnings Per Share

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2021		2020		2021		2020
	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share
Earnings (Loss) from continuing operations, As Reported	$55	$1.14	$50	$1.03	$93	$1.92	$(173)	$(3.61)
Add/(Less): Income tax expense (benefit), as reported	19		$11		31		$(66)
Earnings (Loss) from continuing operations before income taxes, As Reported	74		$61		$124		$(239)
(Less)/Add: RIP (credit) expense (1)	-		(2)		-		370
(Less): Acquisition-related impacts (2)	(6)		-		(2)		-
Add: Acquisition related amortization (3)	7		1		14		2
(Less)/Add: Net environmental expenses	-		-		-		1
(Less): Gain on sale of idled China plant facility	-		(14)		-		(14)
Adjusted earnings from continuing operations before income taxes	$75		$46		$136		$119
(Less): Adjusted income tax expense (4)	(19)		(11)		(34)		(29)
Adjusted net income	$56	$1.16	$35	$0.72	$101	$2.11	$90	$1.86
Adjusted EPS change versus Prior Year	61%				13%

Diluted Shares Outstanding (5)	48.1		48.0		48.1		48.4
Adjusted Tax Rate (6)	26%		24%		25%		25%

(1)

RIP expense (credit) represents the entire actuarial net periodic pension expense (credit) recorded as a component of earnings from continuing operations. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2)

Represents the impact of acquisition-related adjustments for the fair value of acquired inventory and deferred revenue, changes in fair value of contingent consideration and deferred compensation accruals.

(3)   Represents the intangible amortization related to acquired entities, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(4)	Adjusted income tax expense is calculated using the adjusted tax rate multiplied by the adjusted earnings from continuing operations before income taxes.
(5)	Dilutive shares are as-reported. 2020 dilutive shares outstanding for the six months ended June 30, 2020 include anti-dilutive common stock equivalents which are excluded from U.S. GAAP Accounting.
(6)	The tax rate for the three and six months ended June 30, 2020 excludes the first quarter 2020 pension annuitization and the gain on the sale of our idled China facility.

Adjusted EBITDA Guidance

	For the Year Ending December 31, 2021
	Low		High
Net income	$190	to	$198
Add: Interest expense	25		25
(Less): RIP credit (1)	(8)		(8)
Add: Income Tax Expense	61		63
Operating income	$267	to	$277
Add: RIP expense (2)	5		5
Add: Depreciation	63		63
Add: Amortization	35		35
Adjusted EBITDA	$370	to	$380

(1)

RIP credit represents the actuarial net periodic benefit expected to be recorded as a component of other non-operating income. We do not expect to and do not plan to make cash contributions to our RIP in 2021 based on guidelines established by the Pension Benefit Guaranty Corporation.

(2)	RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required and did not make cash contributions to our RIP.

Adjusted Diluted Earnings Per Share (EPS) Guidance

	For the Year Ending December 31, 2021
	Low	Per Diluted Share(1)		High	Per Diluted Share(1)
Net income	$190	$3.96	to	$198	$4.12
Add: Interest expense	25			25
(Less): RIP Credit (2)	(8)			(8)
Add: Income tax Expense	61			63
Operating income	$267		to	$277
Add: RIP expense (3)	5			5
(Less): Interest expense	(25)			(25)
Add: Acquisition related amortization (4)	21			21
Adjusted earnings before income taxes	$269		to	$279
(Less): Income tax expense (5)	(67)			(70)
Adjusted net income	$201	$4.20	to	$209	$4.40

(1)	Adjusted EPS guidance for 2021 is calculated based on an adjusted effective tax rate of 25% and based on ~48 million of diluted shares outstanding.
(2)

RIP credit represents the actuarial net periodic benefit expected to be recorded as a component of other non-operating income. We do not expect to be required to make, nor do we plan to make cash contributions to our RIP based on guidelines established by the Pension Benefit Guaranty Corporation.

(3)

RIP expense represents only the plan service cost related to the U.S. pension plan and is recorded as a component of operating income. We do not expect to be required to make, nor do we plan to make cash contributions to our RIP based on guidelines established by the Pension Benefit Guaranty Corporation.

(4)

Represents the intangible amortization related to acquired entities, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(5)   Adjusted income tax expense is based on adjusted earnings before income tax.

Adjusted Free Cash Flow Guidance

	For the Year Ending December 31, 2021
	Low		High
Net cash provided by operating activities	$200	to	$210
Add: Return of investment from joint venture	75		85
Adjusted net cash provided by operating activities	$275	to	$295
Less: Capital expenditures	(80)		(85)
Adjusted Free Cash Flow	$195	to	$210